Signature Page

The following form of signature shall follow items 79, 85, 88, 104, 110 or 132 as appropriate.

This report is signed on behalf of the registrant (or depositor or trustee).

City of: Parsippany     State of: New Jersey     Date:  January 28, 2015

Name of Registrant, Depositor, or Trustee:

By:   /s/ Jack R. Benintende
Jack R. Benintende
Treasurer and Principal Financial and
Accounting Officer
MainStay Funds Trust

Witness: /s/ Matthew P. Haynes
Matthew P. Haynes
Senior Legal Specialist
New York Life Investment Management LLC

SEC's Collection of Information
An agency may not conduct or sponsor, and a person is not required to respond to, a collection
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mandatory. Section 30 of the Investment Company Act of 1940 ("1940 Act") and the rules thereunder, and Sections 13 and 15(d) of the Securities Exchange Act of 1934 require investment companies to file annual and periodic reports with the Commission. The Commission has specified
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performing inspections of investment companies, selectively reviewing registration documents
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